UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 8, 2009
Date of Earliest Event Reported: May 4, 2009

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53619	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 660-8156

World Waste Technologies, Inc.,
20400 Stevens Creek Blvd., 7th Floor
Cupertino, California 95014
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On or around May 5, 2009, Vertex Energy, Inc. (the “Company”, “we,” and “us”) entered into an agreement with a third party to supply the third party with a re-refined cutterstock product.  We have not yet begun supplying feedstock under the agreement, which calls for commencement of deliveries on or before July 30, 2009.  Pursuant to the terms of the agreement, we agreed to supply 800 to 2,500 barrels of finished product per day to the third party in consideration for payment to be made to the Company.  We anticipate supplying feedstock pursuant to the terms of the agreement provided that our Vertex Thermo-Chemical re-refining process is operational at that time.   Commissioning and restarting the Vertex Thermo-Chemical process will require additional investment in engineering and equipment related to the process and while we intend to meet the timelines and specifications defined in the agreement we can provide no assurance that we will be able to do so.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As noted in our previous filings with the Commission, we have been in the process of negotiating a new agreement in connection with our recovered oil supply agreement with Omega Refining, LLC (“Omega”), while still operating under the terms of our prior contract, which expired on September 30, 2008.  The Company has been working with Omega to establish a supply relationship based on “spot market” pricing and volumes.  To date we have not been able to agree to an arrangement that is acceptable to the Company and on or about May 4, 2009 the Company concluded that Omega had no intention to continue operations pursuant to the terms of the previously expired agreement.  The possible “spot market” relationship with Omega may encompass the supply of recovered oil during May or June 2009, and then may provide monthly “spot contracts” for the purchase of recovered oil on a moving forward basis.  This proposed agreement would be a change from our prior relationship which held us to a “performance margin”, to a relationship in which we are able to participate in the market spreads that can be gained based on how we buy and sell our products.   However, instead of maintaining consistent revenues from our relationship with Omega, as we did under the terms of the prior agreement, any revenues we generate from a new “spot market” relationship will be subject to Omega’s actual monthly need for recovered oil and the market rates and spreads associated with such recovered oil.

We have not however entered into any definitive agreement with Omega to date, and there can be no assurance that such an agreement will be reached with Omega.  Prior to the termination by Omega of our original working relationship, described above, substantially all of our Black Oil revenues were generated through our relationship with Omega.  As a result, our revenues and results of operations could be adversely affected as a result of the termination of our previous working arrangement with Omega, even in the event we do enter into a “spot market” relationship with Omega following the date of this report.  The Company is also actively working to establish arrangements with other potential customers of its products such as blenders and burners of Black Oil.

ITEM 8.01 OTHER EVENTS.

Effective May 4, 2009, as a result of the merger between World Waste Technologies, Inc., a California corporation ("World Waste"), Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), a Texas limited partnership ("Vertex LP"), Vertex Energy, Inc., a Nevada corporation ("Vertex Nevada"), Vertex Merger Sub, LLC, a California limited liability company and wholly owned subsidiary of Vertex Nevada ("Merger Subsidiary"), and Benjamin P. Cowart, as agent for the shareholders of Vertex Nevada, pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), the Company’s name changed to “Vertex Energy, Inc.” and its trading symbol on the Over-The-Counter Bulletin Board changed to “VTNR”.  Additionally effective May 4, 2009, the Company’s common stock was effectively reversed in a ratio of one for ten (1:10) as a result of the exchange ratios set forth in the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: May 8, 2009	By: /s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer